EXHIBIT 10.1
July 18, 2025
Steven Dassing Via Email
Dear Steve:
Further to our discussions, in recognition of your on-going responsibilities as VP and Corporate Controller and assuming the responsibility of Quaker Houghton's principle accounting officer, I am pleased to confirm your adjusted salary effective July 20, 2025. Your new base salary will be bi-weekly in the amount of $11,538.47 for an annualized salary of $300,000.22. You will be eligible for your next merit increase in 2026, reflective of performance year 2025.
Annual Incentive Plan
You will continue to be eligible to participate in the 2025 Annual Incentive Plan (AIP) with your annual target remaining 35% of your base salary. This bonus is adjusted for annual company and individual performance. You will be eligible for your next annual cash bonus payment in 2026, based on performance year 2025 results. All incentive compensation awards are made at the company's discretion and are subject to change and require the approval of the Compensation and Human Resources Committee of the Board of Directors.
The terms and conditions of your employment as they existed on your original hire date remain in effect, except as specifically set forth above and in restrictions from what you signed previously. Quaker Houghton reserves the right to modify your job title, duties, and compensation, as well as all company rules, practices, and other terms of employment.
With your expanded responsibilities you will report directly to me. I look forward to our continued work together. After your review, please sign below to confirm your acceptance of this offer and return to Michelle Carter by no later than TWO BUSINESS DAYS from receipt of this offer. You may contact Michelle Carter or me with any questions.

Sincerely,
/s/ TOM COLER
Tom Coler
EVP, Chief Financial Officer

Employee Offer Acceptance
I accept the terms and conditions outlined above:
/s/ STEVEN DASSING         7/21/2025
Steven Dassing                     Date

May 16, 2022
Steven Dassing
[REDACTED]
[REDACTED]

Dear Steven:
Congratulations! I am pleased to offer you the opportunity to join Quaker Houghton in the position of Corporate Controller located in Conshohocken, PA. Your tentative start date is May 31, 2022.
This is an extremely exciting time of growth and opportunity for our company! In August 2019 we combined the two outstanding legacies of Quaker Chemical and Houghton International into a business that is the global leader in industrial process fluids.
Salary
Your salary will be payable on a bi-weekly basis at the rate of $8,269.24, which is annualized at $215,000.24. Since this position is classified as Exempt, you will not be eligible for overtime pay. You will be eligible for your first merit increase in 2023, reflective of performance year 2022.
Annual Incentive Plan
Quaker Houghton provides a comprehensive variable performance pay system. You are eligible to participate in the 2022 Annual Incentive Plan (AIP). Your annual target is 25% of your base salary. This bonus is adjusted for annual company performance and is prorated for your first year in the program. You will be eligible for your first annual cash bonus payment in 2023, based on performance year 2022 results. All incentive compensation awards are made at the company's discretion and are subject to change, and require the approval of Quaker Houghton and Management Development Committee of the Board of Directors. More information about this program will be reviewed with you by your manager.
Annual Long Term Incentive Program
You will be eligible to receive the 2022 Annual Long Term Incentive Plan award based on Company performance and Committee approval. You will receive additional information once the plan and award levels are approved by the Compensation Committee and Board of Directors. More information about this program will be sent to you from our Legal department.
Sign-On Bonus
You are being offered a sign-on bonus in the amount of $50,000.00, less applicable payroll taxes. The sign-on bonus will be paid in the first available payroll after your start date. In the event that you either voluntarily leave your employment or are dismissed for cause within the first twelve (12) months following your start date, you acknowledge and agree that you have an obligation to repay the sign-on bonus monies you have received. Please review and sign the attached Sign On Bonus Acknowledgement.

Benefits
Quaker Houghton offers a Flexible Benefits Program which gives you the opportunity to choose from a variety of options creating a customized benefits package. Eligibility begins on the first of the month following your date of hire. Medical, dental, life and disability insurance coverages are offered as well as several voluntary plans. Quaker Houghton reserves the right to self-insure or insure its health care plans, to eliminate or modify the benefits it offers, and to change employee contribution amounts from time to time.
On or about your first day of employment, you will receive an email with information regarding how to access the Quaker Houghton-ADP Portal where you will enroll in Quaker Houghton benefit plans.
In addition to these flexible benefits, Quaker Houghton also offers a 401(k) Retirement Savings Plan. In the next few weeks, you will receive an enrollment letter from Vanguard, which will describe the process to enroll in the 401(k) Retirement Savings Plan, as well as our automatic 401(k) enrollment process. You can save up to 75% of your before-tax or after-tax pay (Roth), up to the IRS annual limit. Quaker Houghton will match 50% of your savings up to 6% of pay with immediate vesting. To maximize the match, contribute a minimum of 6% to your 401(k), which will provide a 3% match.
You will automatically be enrolled in the 401(k) at a 6% deferral rate approximately 30 days after your hire date. Your deferral rate will automatically increase annually by 1% up to 10%. You can opt out or change your contribution online at vanguard.com or by calling Vanguard Participant Services at 800-523-1188.
In addition to your 401(k) contributions and the Quaker Houghton match, after you complete one year of service, Quaker Houghton will automatically make non-elective contributions to your account equal to 3% of your eligible compensation. You will receive this contribution even if you do not make deferral contributions to the 401(k) Plan.
Paid Time Off/Holidays
As a new employee with Quaker Houghton, you are eligible for seventeen (17) days of Paid Time Off (PTO) and two (2) Floating Holidays per calendar year. Based on your start date of May 31, 2022, your PTO days are prorated to ten (10) days and your Floating Holidays to two (2) days for calendar year 2022. In addition, you are eligible for all remaining company paid holidays for the calendar year 2022.
Dress Code
Please note that in general, Quaker Houghton has a Business Casual Dress policy. Your manager will review your location-specific dress code with you.
Non-Smoking Policy
Please note that Quaker Houghton is a non-smoking company that does not allow associates to smoke in any of its facilities.

Exclusivity
You hereby undertake to work exclusively for Quaker Houghton and its subsidiaries. Furthermore, it is a condition of employment that you sign the attached Confidentiality & Non-Competition Agreement, the terms of which are incorporated herein and form an essential part of this offer. It contains restrictive covenants, some of which may continue after employment with Quaker Houghton. Accordingly, you should carefully review the agreement and, if you desire, consult with an attorney.
Pre-Employment Testing Requirements
This offer is contingent upon satisfactory results of a pre-employment background check, drug screening You will have three (3) business days from the time you receive Instructions from our vendor to obtain your pre-employment drug screening Failure to do so may result in rescinding of this offer.
In addition to the pre-employment testing, you may be required to participate in random drug and/or alcohol testing as part of the safety program at your assigned work location. Failure to participate in such a testing program, or failure to successfully pass such a test, will be cause for termination.
This offer of employment is extended through May 16, 2022. The offer Is contingent upon your successful completion of all pre-employment checks which may include but is not limited to a background investigation, education verification, employment verification, physical, and drug screening. This offer is also contingent upon your producing documents for the company's inspection that are sufficient to establish your employment eligibility in the United States prior to the commencement of your employment as required by law
Steven, this is an exciting time in the life of Quaker Houghton, and we are confident that you will contribute to our future growth and success. If you have any questions regarding this offer, please feel free to contact your recruiter Tami Walsh at 215-201-8098.
Please acknowledge formal acceptance of this offer by signing in the space provided and emailing a copy of this letter together with a signed copy of the Confidentiality & Non-Competition Agreement and Sign On Bonus Acknowledgement to myself and all other parties on the email you received. This offer of employment is not deemed accepted until all signed documents have been received by Quaker Houghton.

Sincerely,
/s/ DAVID WILL
David Will
VP and CAO

I hereby accept this offer as given above and will commence my employment on May 31, 2022. I understand and acknowledge that this offer does not create an employment contract between the company and me; nor does it guarantee employment for any period of time; nor does it guarantee any particular terms and/or conditions of employment other than those specified above. I further understand and acknowledge that my employment relationship between the company and me will be "at will" and completely voluntary with both parties.

/s/ STEVEN DASSING
Steven Dassing

5/16/2022
Date

Quaker Houghton
Confidentiality and Non-Competition Covenants

This Agreement is between Quaker Houghton (the "Company") and /s/ STEVE DASSING (the "Employee"), whose current address is [REDACTED]. The effective date of this Agreement is May 16, 2022.
1.    NEED FOR AGREEMENT - As part of Employee's employment by the Company, Employee will be placed in a position of trust and confidence and entrusted with the Company's confidential and proprietary information and trade secrets to enable Employee to carry out Employee's job functions. Because Employee has or will receive this type of confidential information, Employee understands that Employee has an obligation not to exploit Employee's access to this information for Employee's own personal interest or interests outside of the Company both during the time of Employee's employment and thereafter. Employee also understands that the Company is entitled to preserve its goodwill, confidential information, customer and employee relationships and investments though the use of the restrictive covenants contained in this Agreement.
2.    EMPLOYMENT DUTIES- Employee will perform all duties customarily performed by the Company's employees holding the same or similar positions and all other duties that may be assigned to Employee from time to time. Employee's precise employment responsibilities may be extended, modified or curtailed from time to time at the sole discretion of the Company and such changes shall not alter any of Employee's obligations under this Agreement except as otherwise stated herein.
3.    BEST EFFORTS
(a)    Employee agrees to devote Employee's best efforts and entire business time and attention to the Company's Business during the term of Employee's employment with the Company. Employee agrees that, during the term of Employee's employment, Employee will not engage in or have any ownership interest in any business activity, including any entity, that engages in or is planning to engage in activities (i) that are competitive with the Company's Business; and/or (ii) whose ownership would otherwise create a conflict of interest. For purposes of this Agreement, the term "Company's Business" shall mean the manufacture of industrial process fluids to the primary metals and metalworking markets.
(b)    The restrictions in this Paragraph 3 will not apply if Employee fully discloses the competitive or potentially competitive activities, as the case may be, and receives written permission to engage in these activities by the Company's then Chief Executive Officer or the Vice President of Human Resources. The Company has total and complete discretion to withhold or grant this permission. If Employee has any questions or concerns about these restrictions, Employee is directed to contact the Vice President of Human Resources.
(c)    The Company and Employee agree that the restrictions in this Paragraph 3 are not intended to, and do not, prevent ownership by Employee of up to 5% or $100,000, whichever is less, of any class of equity or debt securities of a competitive entity that is traded on a national security exchange.
4.    AT-WILL EMPLOYMENT - Employee is an "at-will" employee of the Company, and either Employee or the Company can terminate the employment relationship at any time for any reason. Employee's and the Company's obligations and rights under this Agreement are not affected by Employee's status as an "at-will" employee or by the termination of the employment relationship by either party for any reason.
5.    CONFIDENTIAL INFORMATION AND COMPANY PROPERTY
(a)    Employee acknowledges that the Company and its subsidiaries, divisions and affiliates, as well as majority-owned companies of such subsidiaries, divisions and affiliates, and their respective successors (hereinafter collectively, the "Company") possess certain Confidential Information which has been and may be revealed to or learned by Employee during Employee's employment with the Company. Employee acknowledges that the term "Confidential Information" includes all information that has or could have commercial value or other utility in the Company's Business, or the unauthorized disclosure of which could be detrimental to the Company's interests, whether or not such information is specifically identified as Confidential Information by the Company.
(b)    By way of example and not limitation, Confidential Information includes any and all information, whether or not meeting the legal definition of a trade secret, concerning the Company's actual, planned or contemplated: (i) marketing plans, business plans, strategies, forecasts, budgets, projections and costs; (ii) personnel information; (iii) customer, vendor and supplier lists; (iv) business operations, internal structures and financial affairs; (v) software and operating systems and procedures; (vi) pricing structure of the Company's services and products;
(vii) contracts with other parties; (viii} formulations, formulation information, and performance characteristics of the Company's products; and (ix) Inventions (as discussed in Paragraph 6 of this Agreement). Confidential Information does not include information that has become widely known to the public other than through the improper disclosure of Employee. Notwithstanding anything to the contrary in this Agreement, however, Confidential Information includes any and all information that the Company is obligated to maintain as confidential.
(c)    During the term of Employee's employment with the Company and thereafter, Employee will not, directly or indirectly, use or disclose to anyone, or authorize disclosure or use of, any of the Confidential Information revealed to, learned by or created by Employee during the course of Employee's employment with the Company, unless such use or disclosure is both consistent with the Company's obligations and is for the sole purpose of carrying out Employee's duties to the Company. Employee further agrees that Employee will take all reasonable efforts to protect the confidentiality of Confidential Information.

(d)    Employee agrees that at the cessation of Employee's employment Employee will return to the Company immediately any Company property, whether or not the property contains Confidential Information, in Employee's possession, custody or control. Employee further agrees that upon termination of Employee's employment for any reason: (I) Employee will immediately return to the Company all materials, including but not limited to electronic files, documents, copies and derivatives, which contain Confidential Information; (ii) Employee will not retain any copies or derivatives of any such materials; and (iii) Employee will not use or disclose Confidential Information after Employee's separation of employment with the Company.

(e)    If, following Employee's employment with the Company, Employee is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose Confidential Information, Employee will immediately notify the Company of such request or requirement so that the Company may take any action deemed by the Company to be necessary or advisable to protect the confidentiality of the Confidential Information. Unless the Company waives the protections of this Agreement in writing, Employee agrees to cooperate with the Company at the Company's sole expense to protect the confidentiality of the Confidential Information and to cooperate fully with the Company's efforts to protect the confidentiality of the Confidential Information.
(f)    Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.
6.    INVENTIONS AND ASSIGNMENT OF INVENTIONS - Employee shall promptly disclose to the Company any and all intellectual property, discoveries, inventions, technological innovations, improvements and copyrightable works conceived or made by Employee, solely or jointly, during Employee's employment with the Company whether or not conceived or made during working hours, relating in any manner to the business, business plans, or development plans of the Company. All such discoveries, inventions, technological innovations, improvements and copyrightable works, whether patentable or not patentable, shall be the exclusive property of the Company with respect to any and all countries. At the request and expense of the Company, at any time during Employee's employment or thereafter, Employee shall perform all lawful acts and execute, acknowledge and deliver all such instruments deemed necessary or desirable by the Company to vest or maintain in the Company all right, title and interest in and to such discoveries, inventions, technological innovations, improvements and copyrightable works recited in this section and to enable the Company to prepare, file and prosecute applications for patents and copyrights thereon in any and all countries selected by the Company, including renewals and reissues thereof, and to obtain or record sole and exclusive title to such applications, patents and copyrights for any and all said countries. To the extent to which work performed under this Agreement is eligible to be deemed "work for hire" for purposes of the United States Copyright laws, the parties intend for it to be work for hire.
7.    EMPLOYEE RESPONSIBILITIES AND RESTRICTIVE COVENANTS
(a)    Employee agrees that, during Employee's employment with the Company, and for a period of one (1) year after the end of Employee's employment with the Company for any reason, Employee will not directly or indirectly, in any capacity, whether as an owner, shareholder, agent, employee, independent contractor, partner, officer, director or ,n any other capacity, work for or perform services for a Competitor in the Territory. For purposes of this Agreement, "Competitor" means any business which manufactures, produces, sells or markets products or services that are competitive with the Company's Business, and/or that are competitive with any Company products or services: (i) that Employee worked with, sold, developed, marketed or handled; (i1) about which Employee had access to trade secrets or confidential information; or (iii) for which Employee provided shared services support, at any time during the last 24 months of Employee's employment with the Company. "Territory'' means any geographic area in which the Company sells or markets the products or services or operates the business identified in the previous sentence at the time Employee's employment with the Company ends.
(b)    Employee agrees that, during Employee's employment with the Company, and for a period of one (1) year after the end of Employee's employment with the Company for any reason, Employee will not directly or indirectly, in any capacity, whether as an owner, shareholder, agent, employee, independent contractor, partner, officer, director or in any other capacity, (a) solicit, request, or induce any of the Company's customers to curtail, terminate or diminish their business activities with the Company, or (b) solicit or accept business from any of the Company's customers on Employee's own behalf or on behalf of any third party or entity. This restriction applies only to customers with whom Employee had contact or otherwise had responsibility for at any time during the twelve month period immediately preceding the end of Employee's employment with the Company.
(c)    Employee agrees that, for a period of one (1) year after the end of Employee's employment with the Company, Employee will not solicit, seek to employ, induce or attempt to induce to leave the Company, or seek to retain the services of, any person who was employed by the Company or affiliated as an independent contractor with the Company during Employee's last six (6) months of employment with the Company.
(d)    Employee agrees that, for a period of one (1) year after the end of Employee's employment with the Company, Employee will promptly inform the Company in writing of any employment and/or business affiliations that Employee has with any individual, company or entity which is offering or planning to offer a service or product in competition with the Company. This information must include: (i) the name and address of the individual, business or business entity with which Employee has such a relationship; and (ii) the specific nature of Employee's business-related activities performed for or in connection with that individual, business or business entity. In addition, at the Company's request, Employee agrees to provide any and all additional information the Company reasonably believes to be necessary for the Company to determine if Employee is complying with Employee's obligations under this Agreement.
(e)    The Company and Employee agree that the restrictions in this Paragraph 7 are not intended to, and do not, prevent ownership of up to 5% or $100,000, whichever is less, of any class of equity or debt securities of a competitive entity that is traded on a national security exchange.
(f)    Employee acknowledges and agrees that the restrictions ,n this Paragraph are reasonable and necessary for the protection of the Company's legitimate business interests. Employee also acknowledges that these restrictions are reasonable in their restrictive effect, and that Employee expects to remain employable and able to earn a livelihood while abiding by the restrictions.

(g)    Employee further acknowledges that Employee has received good and valuable consideration to which Employee would not otherwise be entitled in return for agreeing to the restrictions in this Agreement, and will continue to receive such consideration in the future. By way of example (but not limitation}, this consideration may include continued employment with the Company, salary increases and bonuses, continued participation in the Company's various benefits plans, access to confidential information and customer accounts, and other opportunities for training and advancement within the Company. Employee also acknowledges that these restrictions are an integral and essential part of this Agreement and are a necessary condition of Employee's continued employment with the Company.
(h)     Employee agrees that a breach of the restrictions in this Agreement will cause irreparable injury to the Company, and that money damages for such a breach would be difficult or impossible to calculate, and would therefore fail to provide an adequate and complete remedy. Therefore, Employee agrees that the Company shall be entitled to enforce this Agreement by specific performance and/or to enjoin Employee from activities in violation of this Agreement.
(i)    Employee agrees that if any of the restrictions above are held to be overbroad and/or unreasonable in duration or scope, the court or arbitrator responsible for such a determination shall have the power to reduce or limit the restrictions and to enforce the modified restrictions in revised form.
(j)    Employee agrees that Employee intends to be legally bound by this Agreement and its restrictions, that Employee has had a full and fair opportunity to review the Agreement before deciding whether to sign and execute it, and that Employee has had the opportunity to consult with Employee's attorneys regarding the terms and restrictions herein.
(k)     It is understood and agreed that Paragraphs 7(a) and 7(b} of the Agreement shall have no force and effect in any jurisdiction where the restrictions in these paragraphs are legally unenforceable or otherwise prohibited.
8.    INJUNCTIVE RELIEF - Employee acknowledges that the provisions of Paragraphs 5 through 7 are reasonable and necessary for the protection of the Company and that the Company will be irreparably damaged if such covenants are not specifically enforced. Accordingly, Employee agrees that, in addition to any other relief or remedies available to the Company, the Company shall be entitled to seek and obtain an appropriate injunction or other equitable remedy from any court of competent jurisdiction for the purposes of restraining Employee from any actual or threatened breach of such covenants, and no bond or securities will be required in connection therewith. If Employee breaches any of the covenants set forth in Paragraph 7 of this Agreement, and the Company proves Employee's breach in a forum of competent jurisdiction and/or the Company is awarded a permanent or temporary injunction against Employee's continuing breach, or damages arising from said breach, the length of the restricted periods in Paragraphs 7(a), 7(b) and 7(c) of his Agreement shall be extended to continue for an additional period of time equal to the length of time that Employee was shown to be in breach of any of the restrictions in Paragraph 7.
9.    NO PRIOR AGREEMENTS - Employee represents that Employee is not a party to or otherwise subject to or bound by terms of any contract, agreement or understanding which in any manner would limit or otherwise affect Employee's ability to perform Employee's obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Paragraph 7 hereof. Employee further represents and warrants that Employee's employment with the Company will not require Employee to disclose or use any confidential information belonging to prior employers or other persons or entities.
10.    CORPORATE OPPORTUNITIES - Employee acknowledges that Employee is obligated to disclose to the Company all business opportunities, potential business opportunities, recruiting opportunities, and/or potential recruiting opportunities that Employee becomes aware of during the course of Employee's employment with the Company so that the Company has the option of pursuing these opportunities or potential opportunities at its discretion. Employee shall not take any action to exploit a Company opportunity or potential opportunity that Employee becomes aware of during the course of Employee's employment for Employee's personal benefit or for the benefit of anyone other than the Company.
11.    REPRESENTATION - Employee represents that Employee's experience and capabilities are such that the provisions of Paragraph 7 will not prevent Employee from earning a livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Employee were to use Employee's ability and knowledge in competition with the Company in violation of the provisions of Paragraph 7 or to otherwise breach the obligations contained in Paragraph 7.
12.    COVENANTS OF THE ESSENCE - The covenants set forth in Paragraphs 5 through 7 are of the essence of this Agreement; they shall be construed as independent of any other provisions in this Agreement; and the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Company of these covenants.
13.    ENFORCEABILITY OF COVENANTS - The restrictive covenants contained in Paragraphs 5 through 7 of this Agreement shall be enforceable by the Company regardless of the reason for Employee's termination from employment from the Company or whether Employee's termination is initiated by Employee or is initiated by the Company, and shall survive the termination of Employee's employment.

14.    SERVICE OF PROCESS - Employee hereby irrevocably consents to the service of any summons and complaint and any other process which may be served in any action or proceeding arising out of or related to this Agreement by the mailing by certified or registered mail of copies of such process to Employee at Employee's address as set forth on this Agreement, or such other address that Employee may give to the Company's Human Relations Department as Employee's home address.
15.    SEVERABILITY - If any word, term, provision or paragraph of this Agreement ,s determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall not affect the remaining words, terms, provisions or paragraphs of his Agreement, which shall continue to be given full force and effect. If any word, term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be unenforceable, the parties hereby expressly agree that the court making such determination shall have the power to reduce the duration and/or restrict the scope of such term, provision or paragraph and/or delete or modify such specific words or phrases which the court shall deem necessary to permit enforcement of the remainder of this Agreement and such word, term, provision or paragraph in restricted form.
16.    WAIVER OF BREACH; SELECTIVE ENFORCEMENT - The waiver by the Company of Employee's breach of any provision or covenant of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Employee of the same or a different provision. Selective enforcement of this type of Agreement against some persons and not others shall in no way be construed as affecting the enforceability of this Agreement with Employee, or be construed in any way against the Company.
17.    ENTIRE AGREEMENT- This Agreement cancels and supersedes all prior oral or written agreements, if any, between the Company and Employee on any subjects related to this Agreement. No subsequent amendment, alteration, change or addition to this Agreement shall be binding upon the Company unless reduced to writing and signed by both parties hereto.
18.    ASSIGNMENT - This Agreement is binding upon Employee's heirs, executors, administrators and other legal representatives and will inure to the benefit of the Company, its successors, and its assigns. In the event that the Company should consolidate, merge into another entity, transfer all or substantially all of its assets or operations to another entity, or divide its assets or operations among a number of entities, this Agreement shall continue in full force and effect with regard to the surviving entity and may be assigned by the Company if necessary to achieve that purpose. In addition, this Agreement and the Company's rights thereunder may be assigned to any entity acquiring business or assets from the Company. Employee's obligations under this Agreement are personal in nature and may not be assigned by Employee to any other person or entity.
19.    CHOICE OF LAW - All questions concerning the execution of this Agreement and the rights and liabilities of the parties hereunder shall be decided in accordance with the internal laws of the state where employee primarily performed Employee's services for the Company during the last twelve (12) months of Employee's tenure with the Company.

[Signature page follows]

AGREED, INTENDING TO BE LEGALLY BOUND:

/s/ STEVE DASSING
EMPLOYEE SIGNATURE
Steve Dassing
PRINT NAME
Address: [REDACTED]
Date: 5/16/2022

QUAKER HOUGHTON
By: /s/ PAMELA DAKNIS
Name: Pamela Daknis
Title: VP, Human Resources
Date: 5/16/2022